AMENDMENT NO. 1 to

                          MARGIN LOAN CREDIT AGREEMENT

      THIS AMENDMENT NO. 1 (this "Amendment"), dated as of December 24, 1997 is entered into between Trace International Holdings, Inc. (the "Borrower" or the "Company") and The Bank of Nova Scotia (including its successors and assigns, the "Lender").

                              W I T N E S S E T H:
                              - - - - - - - - - -

      WHEREAS, pursuant to the Margin Loan Credit Agreement dated as of August 15, 1997 (as amended, amended and restated, supplemented or modified from time to time, the "Credit Agreement"), entered into between the Borrower and the Lender, the Lender extended Commitments to make Loans to the Borrower; and

      WHEREAS, the Borrower has requested, and the Lender has agreed to, an amendment to the Credit Agreement;

      NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1. Use of Defined Terms; Rules of Usage. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall, when capitalized, have such meanings when used in this Amendment.

                                   ARTICLE II

                                    AMENDMENT

      SECTION 2.1. Amendment to Article I to the Credit Agreement (Definitions).

      (a) The following definitions contained in Article I of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

            "New Investment" means (i) any Investment in UAG Stock or Foamex Common Stock (other than pursuant to the Rallis Put) on or after the Closing Date made with the proceeds of the Loans, pursuant to this Agreement and (ii) any Investment made in CHF with the proceeds of the Term A Loan (as defined in the Other Credit Agreement), pursuant to the Other Credit Agreement.

            "Other Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of December 24, 1997, between the Company and The Bank of Nova Scotia, as lender, as amended, amended and restated, supplemented or modified from time to time.

            "Tranche A Commitment Amount" means $0.

            "Tranche B Commitment Amount" means $0.


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      SECTION 2.2. Amendment to Article IX to the Credit Agreement (Negative
Covenants).

      (a) Section 9.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "9.1. Indebtedness. The Borrower shall not and shall not permit any of its Subsidiaries (other than CHF Industries, Inc. and its operating Subsidiaries and any Subsidiary which is not a Subsidiary of an Investment Entity) directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Funded Indebtedness, except:

      (i) the Obligations;

      (ii) the Obligations (as such term is defined in the Other Credit Agreement);

      (iii) in the case of Trace Foam Sub, the DLJ Facility;

      (iv) other Funded Indebtedness of the Borrower and such Subsidiaries outstanding on the Closing Date; and

      (v) Indebtedness to the United Auto Group, Inc. in a maximum principal amount not to exceed $5,000,000."

      (b) Section 9.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "9.2. Investments. The Borrower shall not make any Investment in any Investment Entity or any Subsidiary thereof other than (i) any Investment existing on the Closing Date (as defined in the Other Credit Agreement), (ii) 110,000 shares of Foamex International, Inc. common stock described in the proviso to the definition of "Restricted Management Payment", (iii) as required by Section 4(c) of the TIHI CHF Guaranty and (iv) the New Investments. The Borrower shall not and shall not permit any Subsidiary to sell, transfer or otherwise dispose of (i) any Equity Interest in Trace Foam Sub or any of its assets or (ii) any Subject Asset to another Subsidiary of the Borrower unless, in the case of this clause (ii), (x) such transferee Subsidiary is a direct, wholly-owned Subsidiary of the Borrower and (y) the Borrower shall have given prior written notice of such transaction to the Lender."

      (c) Section 9.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "9.4. Transactions with Shareholders and Affiliates. The Borrower shall not and shall not permit any Investment Entity which is a Subsidiary or Trace Foam Sub to directly or indirectly enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service), with any Affiliate of the Borrower. Nothing contained in this Section 9.4 shall prohibit (i) any transaction permitted by Section 9.3 or, subject to Section 9.3, compensation and benefits for officers and employees of the Borrower or any of the Borrower's predecessors in interest or any of their respective Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing at the time of any increase therein; (ii) payment of customary directors' fees and indemnities; (iii) performance of any obligations arising under the Loan Documents; (iv) transactions listed on Schedule 6.1-Q, (v) payment of


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dividends and distributions by Subsidiaries to the Borrower and (vi)
transactions between Trace Capital Partners LLC and Trace Capital Management LLC on the one hand and Trace Global Opportunities Fund L.P. on the other hand, other than any transaction which reduces the compensation or profits allocation payable to Trace Capital Partners LLC or Trace Capital Management LLC."

      (d) Section 9.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "9.5. Restriction on Fundamental Changes. The Borrower shall not, and shall not permit Trace Foam Sub to, enter into any merger or consolidation, or liquidate, windup or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property or assets, whether now or hereafter acquired."

      (e) Section 9.8 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "9.8. Environmental Matters. The Borrower shall not and shall not permit Trace Foam Sub to:

      (i) become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Hazardous Material into the environment, or any Remedial Action in response thereto, or (b) any violation of any Environmental, Health or Safety Requirements of Law; or

      (ii) either directly or indirectly, create, incur, assume or permit to exist any Environmental Lien on or with respect to any of its Property."

                                   ARTICLE III

                                  EFFECTIVENESS

      This Amendment shall become effective, as of the date hereof, subject to the execution and delivery of this Amendment by the Borrower and the Lender.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Lender to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, the representations and warranties contained in Article VI of the Credit Agreement; provided, however, that this representation shall be deemed to be qualified by the Schedules to the Other Credit Agreement.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      SECTION 5.1. Ratification of and References to the Credit Agreement. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is


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hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

      SECTION 5.2. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

      SECTION 5.3. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

      SECTION 5.4. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                           TRACE INTERNATIONAL HOLDINGS, INC.

                                           By /s/ Philip N. Smith, Jr.
                                              ----------------------------------
                                              Name:  Philip N. Smith, Jr.
                                              Title: Senior Vice President

                                           THE BANK OF NOVA SCOTIA,

                                           By /s/ Brian Allen
                                             -----------------------------------
                                              Name: Brian Allen
                                              Title: Senior Relationship Manager